EXHIBIT 10.6

                        NON-REFUNDABLE RETAINER AGREEMENT
                              DAVID D. MOUERY, P.L.

Dear Mr. DiFrancesco:

I am pleased that Raven Moon Entertainment, Inc. wishes to engage my firm to perform legal services for you in the entertainment field. From my experience, I have found that my clients appreciate a frank and open discussion and understanding of the services I will perform and the basis upon which they will be expected to pay for these services. This letter is intended to set forth our understanding as to the nature and scope of the legal services I have agreed to render for you, the amount of my fees for these services, and the manner in which my fees for these services shall be determined and the terms upon which you will make payment of these fees.

1. Legal Services Included. You have engaged me to perform legal services for you in the following areas: Entertainment Law; contract and legal document drafting and review; Copyright Law; Trademark Law; licensing; Corporate Law; and Appellate Practice (if necessary).

2. Legal Service Excluded: All of, but not limited to, the following legal services shall be excluded by us under the agreement. I will not offer legal services pertaining to: litigation, taxation, probate, securities work, divorce, criminal matters and other areas outside my areas of expertise.

3. Fees for Services. You agree to register One Hundred and Twenty Million shares of Raven Moon Entertainment, Inc., ("RVNM"), stock in the name of David D. Mouery, P.L within Thirty (30) days of Raven Moon's approval from the SEC to make the S3 registration to cover the non-refundable retainer fee and Options for the first year of this Agreement. Raven Moon shall hold this stock in an escrow account. You have agreed to pay as compensation for my professional services, a minimum non-refundable retainer fee of Ten Thousand Dollars ($10,000.00) per month payable on or before the first day or each month for a period of three years beginning on April 1, 2005, for which you will receive a credit toward my hourly rates each month. Each monthly payment may be made in cash or free trading shares of RVNM at a Twenty-Five Percent (25%) discount of the "bid" price as determined on the preceding business day of the stock's issuance. In addition, you agree to give me the right to purchase Ten Thousand Dollars ($10,000) worth of free trading RVNM stock each month during the term of this Agreement at a Fifty Percent (50%) discount of the "bid" price as determined on the preceding business day of my exercise of the Option. All Options shall be registered in the S3 registration. Should I exercise the Option described herein, Raven Moon shall deliver the shares to me from the escrow account upon receipt of a check from me. You realize this retainer is only a minimum fee and that additional fees may be charged. For instance, if in any given month I exceed Eighty (80) hours of legal services on your behalf at the discounted regular rate of $125.00 per hour (or any combination of rates exceed the minimum non-refundable retainer fee), the excess hours will be invoiced along with any fees or costs due on the first of each month. It is my practice to compute not less than two tenths (2/10ths) of an hour for each telephone call and service rendered on your behalf no matter how short its duration as well as any additional time that may actually be expended.

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     You fully understand that you will be billed on a discounted hourly basis, at the regular hourly rates established from time to time for attorneys, law clerks and paralegals as the same may be from time to time revised.

     David D. Mouery, Esq. regular hourly rate . . . . . . . . .$125.00
     David D. Mouery, Esq. Copyright and Trademark hourly rate .$200.00
     David D. Mouery, Esq. Appellate Practice . . . . . . . . . $350.00
     Paralegals,  Law  Clerks  .  .  .  . . . . . . . . . . . . $45.00 to $90.00

     When hourly billing rates change, I do not customarily notify our clients of the change.

     You also understand that it is not possible to determine the total amount of attorney's fees at this time.

5. Costs. In connection with our representation of you, we anticipate that certain expenses may be incurred and advanced on your behalf. These expenses may include filing fees, recording costs, out of town travel expenses, delivery charges, long distance telephone charges, photocopies, special research charges, court costs (such as filing fees, newspaper publication, recording fees, etc.) and word processing computer charges. In addition to our fees for legal services, you agree to pay us for such out-of-pocket expenditures plus sales tax if required by Florida law. In the event that unusually large costs or advances are anticipated, we reserve the right to require a cost deposit from you prior to undertaking the expenditure of funds on your behalf.

6. Payment of Fees and Costs. You understand that you will be billed monthly for the time spent on you matter in excess of the monthly retainer fee and for expenses incurred on your behalf plus applicable sales tax. You agree to pay each monthly bill within ten (10) days of receipt. If you have a disagreement about the amount of the bill, you must advise us in writing within ten (10) days; otherwise, you agree to the amount of the bill to the date of the billing statement. You agree that the entire attorney's fee, expenses and taxes are the personal responsibility of each person and firm signing this agreement severally and jointly.

7. Non-Payment of Fees and Costs. Unless we and you reach another agreement regarding the payment of fees, costs and sales tax, you understand that non-payment of any invoice for fees, costs and sales tax which is rendered to you in accordance with the terms of this letter will constitute a default by you and we may, in our sole discretion (subject to court approval if necessary), cease to provide legal service to you. You will, however, be liable to us for payment of any fees earned and any costs incurred by us to that time, plus applicable sales tax.

     You further agree that we shall have the right to withdraw from representing you if you do not make payments required by this agreement, if you have misrepresented or failed to disclose a material fact to us, or if we disagree about the course of action which should be pursued by you. In any of these events, you agree to execute such documents as will permit us to withdraw.

     In the event we are ultimately required to bring suit to collect any unpaid fees, costs and sales tax, you understand that you will be required to pay reasonable attorney's fees as well as legal interest on the amount of any fees or costs due us. You further understand that we have the right to retain any and all files, papers and other property coming into our

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     possession in connection with our engagement, without any liability to you until we have been paid all costs, fees, interest and sales tax due us under this agreement. You also agree to the imposition of a charging lien for any monies due us on all real property that is preserved, protected or obtained as a result of the representation undertaken herein.

8. Conflict of Interest. As an attorney I am required to disclose to you any conflicts of interest which may arise affecting my representation of Raven Moon. At this time, we agree that there are no known conflicts of interest relating to my representation of Raven Moon. From time to time, all possible conflicts which may arise in the future will be discussed in a timely manner.

9. Commencement of Representation. If the foregoing is agreeable to you, please acknowledge your understanding and agreement by signing this letter and delivering it to us, together with payment of the retainer set forth above, and we shall commence our representation.

We appreciate your confidence in our firm and we assure you that we shall make every effort to perform our services in a prompt and efficient manner.



Sincerely,

/s/  David D. Mouery
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     David D. Mouery, Esq.
     Manager/Director, David D. Mouery, P.L.


ACCEPTED AND AGREED TO


By:  /s/  Joey DiFrancesco
   -------------------------------
          Joey DiFrancesco


Date:  February 16, 2005
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